Exhibit 17.1

RESIGNATION: SUBMITTED TO DISCOVERY GOLD CORPORATION

THIS IS TO CONFIRM THAT I RESIGN AS A DIRECTOR OF DISCOVERY GOLD CORPORATION UPON COMPLETION OF CLOSING (NOT LATER THAN JUNE 28, 2019) OF THE SALE BY DAVID CUTLER AND STEVE FLECHNER OF THEIR AGGREGATE CONTROL BLOCK OF DCGD SHARES OF COMMON STOCK TO GRN FUNDS, LLC.

SINCERELY,

/s/ RALPH SHEARING